UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2005

___________________

CHAMPION ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Michigan

(State or other jurisdiction of incorporation)

1-9751 38-2743168

(Commission File No.) (IRS Employer Identification No.)

2701 Cambridge Court, Suite 300

Auburn Hills, Michigan	48326
(Address of principal executive offices)	(Zip Code)

(248) 340-9090

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 31, 2005, Champion Enterprises, Inc., a Michigan corporation (the “Company”), and its subsidiary Champion Home Builders Co., a Michigan corporation (“Champion Home Builders”), entered into a Credit Agreement (the “Credit Agreement”), dated as of October 31, 2005, with Champion Home Builders, as the borrower, the Company, as the parent, various financial institutions and other parties thereto, as lenders, and Credit Suisse, Cayman Islands Branch (“Credit Suisse”), as administrative agent. The Credit Agreement provides a credit facility that replaces Champion Home Builders’ 11.25% Senior Notes due 2007 (the “2007 Notes”) and its previous revolving credit facility. The Credit Agreement represents a new $200 million senior secured credit facility, comprised of a $100 million term loan, a revolving line of credit in the amount of $40 million, and a synthetic letter of credit facility under which Champion Home Builders may obtain up to $60 million of letters of credit.

Also on October 31, 2005, Champion Home Builders completed its previously announced tender offer and consent solicitation for its 2007 Notes, pursuant to which $82.43 million principal amount of 2007 Notes, representing approximately 93.2% of the outstanding 2007 Notes, were tendered. The remaining $6 million of 2007 Notes are expected to be redeemed via provisions in the 2007 Note indenture during the fourth quarter. Funding for the tender offer and consent solicitation, as well as the redemption of the remaining 2007 Notes, was provided by the proceeds of the new $100 million term loan.

The interest rate for borrowings under the term loan is currently a LIBOR based rate plus 250 basis points. The maturity date for each of the term loan, the revolving line of credit and the synthetic letter of credit facility is October 31, 2012, unless as of February 3, 2009, more than $25 million in aggregate principal amount of the Company’s 7.625% Senior Notes due 2009 are outstanding, then the maturity date will be February 3, 2009.

The Credit Agreement is secured by a first security interest in substantially all of the assets of Champion Home Builders. In addition, the Company’s 7.625% Senior Notes due 2009 were secured equally and ratably with the Credit Agreement obligations.

The Credit Agreement contains affirmative and negative covenants typical for facilities of this type. Under the Credit Agreement, the Company is required to maintain a maximum Leverage Ratio (as defined below) of no more than 4.00 to 1, for the fourth fiscal quarter of 2005 and the first and second fiscal quarters of 2006, 3.5 to 1 for the third and fourth fiscal quarters of 2006, 3.25 to 1 for the first, second and third fiscal quarters of 2007, 3.00 to 1 for the fourth fiscal quarter of 2007, and 2.75 to 1 thereafter. The Leverage Ratio is the ratio of Total Debt (as defined) of the Company on the last day of a fiscal quarter to its consolidated EBITDA (as defined) for the four quarter period then ended.

The Company is also required to maintain a minimum Interest Coverage Ratio (as defined below) of not less than 3.00 to 1. The Interest Coverage Ratio is the ratio of the Company’s consolidated EBITDA for the four quarter period then ended to its Cash Interest Expense (as defined) over the same four quarter period.

Other than the Credit Agreement, there are no material relationships between Credit Suisse or the lenders under the Credit Agreement and the Company or any of their respective affiliates, other than as follows: (i) the Company and its affiliates may have customary banking relationships with one or more of the lenders under the Credit Agreement and (ii) Credit Suisse and certain of its affiliates have in the past provided investment banking and investment banking-related services to the Company and certain of its subsidiaries, and these entities may continue to do so in the future.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1

Credit Agreement, dated as of October 31, 2005, by and among Champion Home Builders Co., as the Borrower, Champion Enterprises, Inc., as the Parent, various financial institutions and other persons from time to time parties thereto, as Lenders, and Credit Suisse, Cayman Islands Branch, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Champion Enterprises, Inc.

Date: November 3, 2005	By:	/s/ John J. Collins, Jr.
Name: John J. Collins, Jr. Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
10.1

Credit Agreement, dated as of October 31, 2005, by and among Champion Home Builders Co., as the Borrower, Champion Enterprises, Inc., as the Parent, various financial institutions and other persons from time to time parties thereto, as Lenders, and Credit Suisse, Cayman Islands Branch, as Administrative Agent.